Exhibit 99.1

Femasys Inc. Announces Financial Results for the First Quarter Ended
March 31, 2023

-Received regulatory approval for both FemaSeed® and FemCerv® products from Health Canada-

ATLANTA, May 11, 2023 -- Femasys Inc. (NASDAQ: FEMY), a biomedical company aiming to meet women's needs worldwide by developing a suite of product candidates that include minimally invasive, in-office technologies for reproductive health, today announced financial results for the first quarter ended March 31, 2023 and provided a corporate update.

“We continue to expand our commercial portfolio with Health Canada’s recent approval of both FemaSeed® and FemCerv® to improve the continuum of healthcare options for women,” said Kathy Lee-Sepsick, founder, president and chief executive officer of Femasys. “These two product approvals broaden our commercial offerings for women, with FemaSeed complementing FemVue®, our device that enables an in-office ultrasound assessment of the fallopian tubes as part of an infertility diagnosis prior to FemaSeed. Our goal is to further grow this synergistic product portfolio by exploring commercialization opportunities. These product offerings, along with our lead product candidate, FemBloc® permanent birth control, have the potential to address substantial, multi-billion-dollar global market segments by bringing safe, accessible options to women.”

First Quarter 2023 and Recent Corporate Highlights:

•	Recently, in April and May, Femasys received two product approvals, for both FemaSeed and FemCerv, from Health Canada, the Public Health Agency of Canada.

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FemaSeed is the first-ever infertility solution designed to deliver sperm directly to where conception occurs. FemaSeed is a localized artificial insemination option designed to be less invasive and more affordable than assisted reproduction.

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FemCerv is the first endocervical tissue sampler designed to collect and contain a tissue sample in a relatively pain-free manner to detect the presence of cancerous cells in a woman’s cervix. FemCerv is now commercially available the U.S. and Canada.

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In April, Femasys raised $3.9 million in a registered direct offering priced at-the-market under Nasdaq rules. The offering closed on April 20, 2023. The proceeds from this offering will be used for working capital and general corporate purposes and is expected to extend Femasys’ cash runway into the second quarter of 2024.

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In March, Femasys founder, president and chief executive officer, Kathy Lee-Sepsick, joined other thought leaders in Women’s Health for a panel discussion at SXSW 2023 discussing family planning and infertility options, during a panel, titled, “The Future of Fertility: The Post-Roe Fertility Journey”.

First Quarter 2023 Financial Results

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Research and development expenses increased by $116,376 to $1,537,439 for the three months ended March 31, 2023, from $1,421,063 for the three months ended March 31, 2022. The net increase largely consists of a $135,496 increase in compensation and related personnel costs primarily due to increasing costs associated with hiring and retaining personnel to support our clinical trial.

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General and administrative expenses decreased by $132,218 to $1,315,137 for the three months ended March 31, 2023, from $1,447,355 for the three months ended March 31, 2022. The decrease was largely due to a decrease in salaries and related personnel costs, a decrease in facility and other overhead costs mainly for directors & officers (D&O) insurance, and a decrease in legal and certain professional costs.

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Sales decreased by $27,421 to $293,984 for the three months ended March 31, 2023, from $321,405 for the same period last year. U.S. sales, however, increased by $30,624, or 11.6%, for the three months ended March 31, 2023; however, there were no international sales for the three months ended March 31, 2023, as compared to $58,045 reported for the same period last year, resulting in a decrease in sales. The decrease in sales resulted from the timing of international placed orders. Units sold in the U.S. increased by 7.1% for the three months ended March 31, 2023, as compared to the same period last year.

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Sales and marketing expenses increased by $176,033 to $244,896 for the three months ended March 31, 2023, from $68,863 for the three months ended March 31, 2022. The net increase was primarily due to an increase in compensation and related personnel costs due to an increase in headcount and marketing costs to promote our commercial efforts.

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Cost of sales decreased by $17,555 to $105,120 for the three months ended March 31, 2023, from $122,675 for the three months ended March 31, 2022. The decrease in cost of sales is mainly attributable to increased efficiency achieved through the purchase of new equipment and tooling which will enable us to reduce labor and material costs in certain manufacturing processes. Gross margin percentage was 64.2% for the three months ended March 31, 2023, as compared to 61.8% for the three months ended March 31, 2022. Gross margins improved due to higher U.S. sales which have lower cost of sales than international sales.

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Net loss was $2,946,257 or $0.25 per basic and diluted share attributable to common stockholders, primarily reflecting the factors noted above, for the period ended March 31, 2023, compared to $2,883,030, or $0.24 per basic and diluted share attributable to common stockholders, for the same period ended March 31, 2022.

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Cash and cash equivalents as of March 31, 2023 was $10,161,338. Based on our current operating plan, our existing cash and cash equivalents, along with the net proceeds from our recent financing are expected to be sufficient to fund our ongoing operations into the second quarter of 2024.

PART I. FINANCIAL INFORMATION

ITEM I. Financial Statements

FEMASYS INC.
Balance Sheets
(unaudited)

Assets	March 31, 2023	December 31, 2022
Current assets:
Cash and cash equivalents	$10,161,338	12,961,936
Accounts receivable, net	123,955	77,470
Inventory, net	500,741	436,723
Other current assets	542,067	655,362
Total current assets	11,328,101	14,131,491
Property and equipment, at cost:
Leasehold improvements	1,195,637	1,195,637
Office equipment	99,344	99,344
Furniture and fixtures	419,303	419,303
Machinery and equipment	2,601,389	2,572,243
Construction in progress	406,588	413,843
	4,722,261	4,700,370
Less accumulated depreciation	(3,344,400)	(3,217,319)
Net property and equipment	1,377,861	1,483,051
Long-term assets:
Lease right-of-use assets, net	239,351	319,557
Intangible assets, net of accumulated amortization	1,881	3,294
Other long-term assets	920,812	958,177
Total long-term assets	1,162,044	1,281,028
Total assets	$13,868,006	16,895,570

(continued)

FEMASYS INC.
Balance Sheets
(unaudited)

Liabilities and Stockholders’ Equity	March 31, 2023	December 31, 2022
Current liabilities:
Accounts payable	$526,764	510,758
Accrued expenses	535,417	456,714
Note payable	—	141,298
Clinical holdback - current portion	45,352	45,206
Lease liabilities – current portion	305,071	373,833
Total current liabilities	1,412,604	1,527,809
Long-term liabilities:
Clinical holdback - long-term portion	98,818	96,658
Lease liabilities – long-term portion	—	28,584
Total long-term liabilities	98,818	125,242
Total liabilities	1,511,422	1,653,051
Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par, 200,000,000 authorized, 11,989,796 shares issued and 11,872,573 outstanding as of March 31, 2023; and 11,986,927 shares issued and 11,869,704 outstanding as of December 31, 2022	11,990	11,987
Treasury stock, 117,223 shares	(60,000)	(60,000)
Warrants	567,972	567,972
Additional paid-in-capital	108,917,384	108,857,065
Accumulated deficit	(97,080,762)	(94,134,505)
Total stockholders’ equity	12,356,584	15,242,519
Total liabilities and stockholders' equity	$13,868,006	16,895,570

The accompanying notes are an integral part of these unaudited financial statements.

FEMASYS INC.
Statements of Comprehensive Loss
(unaudited)

	Three Months Ended March 31,
	2023	2022
Sales	$293,984	321,405
Cost of sales	105,120	122,675
Gross margin	188,864	198,730
Operating expenses:
Research and development	1,537,439	1,421,063
Sales and marketing	244,896	68,863
General and administrative	1,315,137	1,447,355
Depreciation and amortization	133,066	144,199
Total operating expenses	3,230,538	3,081,480
Loss from operations	(3,041,674)	(2,882,750)
Other income (expense):
Interest income	97,089	2,454
Interest expense	(1,672)	(2,734)
Other income (expense), net	95,417	(280)
Net loss	$(2,946,257)	(2,883,030)

Net loss attributable to common stockholders, basic and diluted	$(2,946,257)	(2,883,030)
Net loss per share attributable to common stockholders, basic and diluted	$(0.25)	(0.24)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	11,872,255	11,804,165

About FemaSeed®

FemaSeed is a first-of-its-kind infertility solution in development for directional intrauterine insemination that delivers sperm to the fallopian tube where conception occurs. It is intended to augment natural fertilization and provide a first-line treatment option for infertility. FemaSeed is designed to be less invasive and more affordable than assisted reproduction, such as in vitro fertilization (IVF) or intracytoplasmic sperm injection (ICSI).

About FemBloc®

FemBloc is a first-of-its-kind, nonsurgical, non-implant, in-office solution in development for permanent birth control. It is intended to be a safer option for women by eliminating the need for anesthesia, incisions, and permanent implants. FemBloc has the potential to offer women a convenient and reliable option for permanent birth control.
In July 2022, Femasys hosted a Key Opinion Leader (KOL) Event with Paul D. Blumenthal, MD, MPH, Professor of Obstetrics and Gynecology at The Stanford University Medical Center to discuss FemBloc. To listen to a replay of this event, please click here.

About FemVue®

FemVue is the first FDA-cleared product that creates natural saline and air contrast and enables safe, reliable, and real time evaluation of the fallopian tubes with ultrasound. When performed with a uterine cavity assessment, a more comprehensive exam can be achieved from the comfort of the GYN’s office.

About FemCath®

FemCath is the first FDA-cleared product that allows for selective evaluation of the fallopian tubes by using in conjunction with the FemVue device. The ultrasound-based diagnostic test is part of an infertility evaluation, which is essential prior to any infertility treatment, including with our other biomedical solution in development, FemaSeed.

About FemCerv®

FemCerv is the first FDA-cleared product that allows for the capture and protection of a comprehensive 360-degree endocervical tissue sample in a relatively pain-free office visit. FemCerv features an expandable collection chamber that is exposed during sampling and closed during removal for containment of cervical cells and tissue.

About Femasys

Femasys Inc. is a biomedical company aiming to meet women's needs worldwide by developing a suite of products and product candidates that include minimally invasive, in-office technologies for reproductive health. Its two lead product candidates are FemBloc® permanent birth control and FemaSeed® localized directional insemination for infertility. The Company’s products currently marketed in the United States include FemVue® for fallopian tube assessment by ultrasound, which can be used in conjunction with FemCath®, an intrauterine catheter for selective evaluation of the fallopian tubes, and FemCerv®, an endocervical tissue sampler that is the first product of the technology platform for tissue sampling. To learn more, visit www.femasys.com or follow us on Twitter and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “pending,” “intend,” “believe,” “potential,” “hope,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to develop and advance our current product candidates and programs into, and successfully initiate, enroll and complete, clinical trials; the ability of our clinical trials to demonstrate safety and effectiveness of our product candidates and other positive results; estimates regarding the total addressable market for our product candidates; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2022 and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

Contacts:

Investors
Chuck Padala
LifeSci Advisors, LLC
917-741-7792
chuck@lifesciadvisors.com

Femasys Inc.
Investor Contact:
IR@femasys.com

Media Contact:
Media@femasys.com